SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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                                                    (as permitted by
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[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             Visual Data Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


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

                             Visual Data Corporation
                                1291 SW 29 Avenue
                          Pompano Beach, Florida 33069
                  Telephone 954-917-6655 Facsimile 954-917-6660

                                                              June 15, 1999

Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of the Stockholders of Visual Data Corporation to be held on Friday, July 16, 1999 at 10 a.m. at Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334. The formal Notice of 1999 Annual Meeting of Stockholders and Proxy Statement are attached.

         The matters to be acted upon by our stockholders are set forth in the Notice of 1999 Annual Meeting of Stockholders and include (i) the election of the Board of Directors which includes an expansion of the Board with an additional outside director, (ii) ratification of the engagement of Arthur Andersen LLP as our independent auditors, and (iii) an amendment to the 1996 Stock Option Plan. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed proxy card. Your vote is important regardless of the number of shares you own.

         I hope that you will attend the meeting in person, at which time I will review the business and operations of Visual Data Corporation.

                                                         Sincerely,

                                                         /s/ Randy S. Selman
                                                         -------------------
                                                         Randy S. Selman
                                                         Chairman, President and
                                                         Chief Executive Officer

                             VISUAL DATA CORPORATION

                              ---------------------

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 16, 1999

         The 1999 Annual Meeting of the Stockholders of Visual Data Corporation (the "Company") will be held at 10 a.m., at the Westin Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, Florida 33334 on Friday, July 16, 1999. At the 1999 Annual Meeting, you will be asked to vote on the following matters:

         1.       To elect a Board of Directors consisting of six members.

         2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company to serve at the pleasure of the Board of Directors.

         3. To approve an amendment to the Company's 1996 Stock Option Plan to increase the total number of shares of Common Stock available for issuance under such plan from 200,000 shares to 2,500,000 shares.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record, as shown by the transfer books of the Company, at the close of business on May 25, 1999 will be entitled to notice of and to vote at the meeting. A list of stockholders entitled to vote at the 1999 Annual Meeting will be available for examination by any stockholder for the proper purpose during normal business hours at the offices of the Company for a period of at least 10 days preceding the 1999 Annual Meeting.

         The Board of Directors recommends that you vote FOR the Board's nominees for director, the ratification of the appointment of the independent auditors and the amendment to the 1996 Stock Option Plan.

                                            By Order of the Board of Directors

                                            /s/ Randy S. Selman
                                            ------------------------------------
                                            Randy S. Selman, Chairman, President
June 15, 1999                               and Chief Executive Officer

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                             VISUAL DATA CORPORATION

                              ---------------------

                                 PROXY STATEMENT
                               DATED JUNE 15, 1999

                       1999 ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 16, 1999

                               ------------------

                                  INTRODUCTION

         The accompanying proxy is solicited by the Board of Directors (the "Board") of Visual Data Corporation (the "Company") to be voted at the 1999 Annual Meeting of Stockholders to be held on July 16, 1999 (the "1999 Annual Meeting"), and any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted in accordance with the recommendation of the Board with respect to each matter submitted to the Company's stockholders for approval. Abstentions will not be voted, but will be counted for determining the presence of a quorum. Broker non-votes will not be counted for any purpose. Any stockholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Company in writing, by voting in person at the 1999 Annual Meeting or by execution of a subsequent proxy; provided, however, that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

         The shares entitled to vote at the 1999 Annual Meeting consist of shares of the Company's Common Stock, with each share entitling the holder to one vote. At the close of business on May 25, 1999, the record date for the 1999 Annual Meeting, there were 6,643,519 shares of the Company's Common Stock issued and outstanding. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about June 15, 1999.

         In addition to the use of the mails, solicitations may be made by employees of the Company by telephone, mailgram, facsimile, telegraph, cable and personal interview. The Company shall bear all expenses for the solicitation of proxies and has not retained a solicitation firm.

                                   Proposal 1
                              ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

         The Company's Board of Directors currently consists of five members. The Board of Directors wishes to expand its membership to include Mr. Robert J. Wussler as an additional outside director and, accordingly, six members of the Board will be elected at the 1999 Annual Meeting. Directors elected at the 1999 Annual Meeting will serve until the next annual meeting of stockholders or until their successors are elected and qualified. The six nominees receiving the greatest number of votes cast by the holders of the Common Stock entitled to vote at the 1999 Annual Meeting will be elected directors of the Company (assuming a quorum is present). The Company has no reason to believe that any nominee of the Board will be unable to serve if elected. A vote FOR the nominees includes discretionary authority to vote for a substitute nominee named by the Board if any of the nominees becomes unable or unwilling to serve.

         The following persons have been nominated by the Board for election to the Board of Directors:

         Name                      Age                        Position
         ----                      ---                        --------

Randy S. Selman(1)                  43               Chairman, President and
                                                     Chief Executive Officer
Alan M. Saperstein                  40               Director,
                                                     Executive Vice President,
                                                     and Treasurer
Benjamin Swirsky(1)(2)              57               Director
Brian K. Service(1)(2)              51               Director
Eric Jacobs                         52               Secretary and Director
Robert J. Wussler(3)                60               Director (nominee)

(1)      Member of the Compensation Committee
(2)      Member of the Audit Committee
(3)      Nominee to the Compensation Committee and Audit Committee

Randy S. Selman. Since the Company's inception in May 1993, Mr. Selman has served as its Chief Executive Officer, President, and a director and since September 1996, its acting Chief Financial Officer. Mr. Selman is also a member of the Compensation Committee of the Board of Directors. Since July 1998 Mr. Selman has been Chairman of the Board of the Company's majority owned subsidiary, Entertainment Digital Network, Inc. ("EDnet"). From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (OTCBB: SKTC), a publicly-traded software development company. SKTC develops and markets software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in the company's initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

Alan M. Saperstein. Mr. Saperstein has served as the Company's Executive Vice President, Treasurer and a director since its inception in May 1993. Mr. Saperstein also serves as an alternate member of the Compensation Committee of the Board of Directors. Since July 1998 Mr. Saperstein has been a member of the Board of Directors of EDnet. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations which have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

Benjamin Swirsky. Mr. Swirsky has been a member of the Board of Directors since July 1997 and serves on the Audit and Compensation Committees of the Board of Directors. Mr. Swirsky is the owner of Beswir Properties Inc., an investment capital company. Since June 1998 Mr. Swirsky has been Chairman and CEO of Zconnect, an e-commerce company, where he serves as Chairman. From June 1993 until January 1998, Mr. Swirsky was President and Chief Executive Officer of Slater Steel, Inc., a publicly traded company listed on the Toronto Stock Exchange (SSI) with investments in the steel, steel service, forging, pole-line hardware and trucking industries. Mr. Swirsky is Chairman of P.C.Docs International, Inc., a Canadian software company which is publicly-traded (Nasdaq: DOCSF, TSE: DXX). Mr. Swirsky is also a member of the Board of Directors of the Four Seasons Hotel Corp., a chain of first class hotels located throughout the world, and serves on the Audit, Compensation and Governance committees of the Board. Mr. Swirsky also sits on the Board of Directors of a number of other companies, including (i) CamVec Corp., a Canadian publicly-traded company (CAT.CV), (ii) MigraTEC Inc., a publicly-traded company (Nasdaq: MIGR) where he currently serves as Chairman, (iii) Commercial Alcohols, Inc., in which he is also a principal shareholder, (iv) Bee Line Monorail Systems, Inc. (v) Peregrine Industries, Inc. (OTCBB: HVAC), (vi) Kaledon.com, Inc., where he currently serves as Chairman and (vii) Don Bell Corporation.

Brian K. Service. Mr. Service has been a member of the Board of Directors of the Company since July 1997 and serves on the Audit and Compensation Committees of the Board of Directors. Since August 1998 Mr. Service has been a Director of EDnet. Mr. Service is currently an international business consultant with clients in North and South America, the United Kingdom, Asia, Australia and New Zealand. From October 1992 to October 1994 Mr. Service was CEO and Managing Director of Salmond Smith Biolad, a New Zealand publicly-traded company. From October 1986 to October 1992 he was CEO and Executive Chairman of Milk Products Holding (North America) Inc., a wholly-owned subsidiary of the New Zealand Dairy Board in Santa Rosa California, which was the sole marketer of New Zealand dairy products in North America.



Eric Jacobs. Mr. Jacobs has been a member of the Board of Directors since July 1997 and has served as Secretary since February 1999. From March 1996 until August 1997, Mr. Jacobs was Vice President and General Manager of the Company's wholly owned subsidiary, HotelView (R) Corporation and thereafter he has served as Vice President and General Manager of the Company's wholly owned subsidiary, ResortView Corporation. Since October 1998 Mr. Jacobs has been a member of the Board of Directors of EDnet. Since 1976, Mr. Jacobs has served as the Chairman of the Miami Beach Visitor and Convention Authority and since September 1993 as Chairman of the Greater Miami and the Beaches Hotel Association. Since 1972 Mr. Jacobs has been a member of Miami Beach Chamber of Commerce and has served as its Chairman since September 1996. From 1972 through October 1993, Mr. Jacobs was the owner of, and served as President and General Manager of, the Tarleton Hotel, Miami Beach, Florida.

Robert J. Wussler. Mr. Wussler has served as a Director of EDnet since 1995. From 1994 to the present, he has been the President and Chief Executive Officer of Affiliate Enterprises, Inc., the company formed by ABC Television affiliates to pursue new business opportunities, including emerging technology applications. From 1990 to 1993, he was President and Chief Executive Officer of COMSAT Video Enterprises, where he managed the acquisition of the NBA Denver Nuggets. Previously, from 1980 to 1990, he was Senior Vice President of Turner Broadcasting, where he oversaw the launch of CNN, Headline News and TNT, in addition to serving as President of SuperStation TBS, and from 1974 to 1978, he was the President of the CBS Television Network and CBS Sports.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

         The Board of Directors met seven times during the fiscal year ended September 30, 1998 and took action an additional seven times by unanimous written consent. None of the directors attended fewer than approximately 86% of the total number of meetings of the Board of Directors or committees thereof held during such period.

         The Audit Committee of the Board recommends the firm to be employed as the Company's independent public accountants and reviews the scope of the audit and audit fees. In addition, the Audit Committee consults with the independent auditors with regard to the plan of audit, the audit report and the management letter, and confers with the independent auditors with regard to the adequacy of internal accounting controls, as appropriate, out of the presence of management. The members of the Audit Committee are Messrs. Service and Swirsky, and Mr. Wussler will be appointed to the Audit Committee if he is elected to the Board of Directors at the 1999 Annual Meeting. The Audit Committee held one meeting during the fiscal year ended September 30, 1998 and all of its members attended such meeting.

         The Compensation Committee of the Board administers the Company's 1996 Stock Option Plan and is charged with monitoring, reporting and recommending to the Board of Directors on all matters concerning compensation and benefits of the Company's executive officers and senior staff. The Compensation Committee consists of Messrs. Selman, Service and Swirsky; in matters considered by the Compensation Committee which directly relate to Mr. Selman, the Compensation Committee consists of Messrs. Service, Swirsky and Saperstein. Mr. Wussler will be appointed to the Compensation Committee if he is elected to the Board of Directors at the 1999 Annual Meeting. The Compensation Committee held one meeting during the fiscal year ended September 30, 1998 and all of its members attended such meeting.

         The Board of the Company does not have a nominating committee.

EXECUTIVE COMPENSATION

Cash Compensation

         The following table summarizes all compensation recorded by the Company in each of the last three fiscal years for the Company's Chief Executive Officer and each of the other executive officers serving as such whose annual compensation exceeded $100,000.

                                                                                   Long - Term
                                    Annual Compensation                            Compensation Awards
                                    -------------------                            -------------------

Name and                                                Other Annual  Restricted    Options                All Other
Principal Position         Year     Salary     Bonus    Compensation   Stk Awds      SARs(#)     LTIP        Compen.
------------------         ----     ------     -----    ------------   --------      -------     ----        -------
Randy S. Selman,           1998     $138,363    -0-      $9,613(1)       -0-             -0-      -0-          -0-
President, Chief           1997     $117,950    -0-      $7,500(2)       -0-             -0-      -0-          -0-
Executive Officer,         1996     $ 83,000    -0-      $2,093(3)       -0-         137,230      -0-          -0-
acting Chief Financial
Officer, Director

Alan Saperstein,           1998     $138,363    -0-      $13,969(4)      -0-             -0-      -0-          -0-
Executive Vice President,  1997     $117,950    -0-      $10,830(5)      -0-             -0-      -0-          -0-
Treasurer and              1996     $ 83,000    -0-      $  5,927(6)     -0-         137,230      -0-          -0-
Director

David E. Goodman(7)        1998     $135,846    -0-      $ 7,521(7)      -0-             -0-      -0-          -0-
Executive Vice             1997     $ 18,230    -0-      $   900(8)      -0-             -0-      -0-          -0-
President and              1996     $    -0-    -0-      $    -0-        -0-             -0-      -0-          -0-
Chief Operating Officer



(1) Includes $511 for disability insurance, $1,902 for medical insurance and a $7,200 automobile allowance.
(2) Includes $672 for disability insurance, $1,428 for medical insurance and a $5,400 automobile allowance.
(3)    Includes $569 for disability insurance and $1,524 for medical insurance.
(4) Includes $321 for disability insurance, $6,448 for medical insurance and a $7,200 automobile allowance.
(5) Includes $424 for disability insurance, $5,006 for medical insurance and a $5,400 automobile allowance.
(6)    Includes $424 for disability insurance and $5,503 for medical insurance.
(7) Mr. Goodman served in such position from August, 1997 until October, 1998. Includes $321 for disability insurance and a $7,200 automobile allowance.
(8)    Includes a $900 automobile allowance.

                 OPTION GRANTS IN YEAR ENDED SEPTEMBER 30, 1998

                                                                 Individual Grants
                                                  -------------------------------------------------

                           No. of Securities      % of Total Options
                           Underlying             Granted to Employees        Exercise       Expiration
Name                       Options Granted        in Fiscal Year              Price Date
-------------------------------------------------------------------------------------------------------
Randy S. Selman,
President, Chief
Executive Officer,
Acting Chief
Financial Officer,
Director                   375,000(1)                   31.25%                 $2.125           (1)

Alan Saperstein,
Executive Vice President,
Secretary and
Director                   375,000(2)                   31.25%                 $2.125           (2)

David E. Goodman,
Executive Vice
President and
Chief Operating
Officer                    400,000(3)                   33.3%                  $2.50            (3)



(1) Granted pursuant to the terms of the Amended and Restated Employment Agreement between Mr. Selman and the Company. Of such amount 125,000 options vested on January 8, 1999 and the remaining options vest in equal parts on each of January 8, 2000 and January 8, 2001. The options are exercisable for four years from the vesting date. The options automatically vest and are immediately exercisable in the event of a change of control of the company, constructive termination of Mr. Selman or termination of Mr. Selman by the Company other than for cause. The initial exercise price of the options was $2.50; in November 1998 the Board of Directors reduced the exercise price to $2.125 as a result of the decline in the market price of the Company's Common Stock and to provide incentives to senior management.

(2) Granted pursuant to the terms of the Amended and Restated Employment Agreement between Mr. Saperstein and the Company. Of such amount, 125,000 options vested on January 8, 1999 and the remaining options vest in equal parts on each of January 8, 2000 and January 8, 2001. The options are exercisable for four years from the vesting date. The options automatically vest and are immediately exercisable in the event of a change of control of the company, constructive termination of Mr. Saperstein or termination of Mr. Saperstein by the Company other than for cause. The initial exercise price of the options was $2.50; in November 1998 the Board of Directors reduced the exercise price to $2.125 as a result of the decline in the market price of the Company's Common Stock and to provide incentives to senior management.

(3) Mr. Goodman served as the Company's Chief Operating Officer until October 1998. The options are exercisable until October, 2002 at an exercise price of $2.50 per share. In October 1998, pursuant to a severance agreement, 300,000 of these options vested and the remaining 100,000 options were canceled.

         In November 1998 the Company granted each of Messrs. Selman and Saperstein options to acquire 700,000 shares of the Company's Common Stock at an exercise price of $2.125 per share as part of the Company's executive bonus program. Of these options, 250,000 vested as a result of the successful completion of the acquisition of EDnet and the remaining 450,000 options shall vest upon the earlier of November 19, 2004 or the occurrence of any of the following: if the Company (i) sells or merges with another entity whereby more than 25% of the Company's outstanding Common Stock changes ownership; (ii) sells all, or substantially all, of its assets, or the assets of any of its divisions, where the proceeds from such sale exceed $5 million; (iii) receives a substantial financing from either private or public funding where the proceeds from such financing exceed $5 million; or (iv) achieves certain goals and objectives as determined by the Board of Directors.

         Also in November 1998 the Company granted to each of Messrs. Swirsky and Service options to acquire 50,000 shares of Common Stock at an exercise price of $2.125 per share as part of the Company's executive bonus program. All of such options shall vest on the earlier of November 19, 2004 or the occurrence of any of the following: if the Company (i) sells or merges with another entity whereby more than 25% of the Company's outstanding Common Stock changes ownership; (ii) sells all, or substantially all, of its assets, or the assets of any of its divisions, where the proceeds from such sale exceed $5 million; (iii) receives a substantial financing from either private or public funding where the proceeds from such financing exceed $5 million; or (iv) achieves certain goals and objectives as determined by the Board of Directors.

         All of these options were granted under the 1996 Stock Option Plan, subject to stockholder approval of Proposal 3 hereunder to increase the number of shares under the Plan.

         The following table sets forth certain information regarding stock options held as of September 30, 1998 by the named executive officers.

           AGGREGATE OPTION EXERCISES IN YEAR ENDED SEPTEMBER 30, 1998
                           AND YEAR-END OPTION VALUES

                                                                 No. of Securities
                                                              Underlying Unexercised                   Value of Unexercised
                                                                    Options at                       In-the-Money Options at
                          Shares                                September 30, 1998                    September 30, 1998(1)
                        Acquired on          Value             --------------------                  ----------------------
Name                     Exercise           Realized       Exercisable      Unexercisable        Exercisable       Unexercisable
--------------------------------------------------------------------------------------------------------------------------------
Randy S. Selman,
President, Chief
Executive Officer,
Acting Chief
Financial Officer          -0-                n/a           387,230(2)        375,000              $374,188          $46,875

Alan Saperstein,
Vice President,
Secretary and
Director                   -0-                n/a           387,230(2)        375,000              $374,188          $46,875

David E. Goodman,
Executive Vice
President and
Chief Operating
Officer(3)                 -0-                 n/a          100,000           400,000              $ 12,500          $50,000



(1) The dollar value of the unexercised in-the-money options is calculated based upon the difference between the option exercise price and $2.625 per share, being the closing price of the Company's Common Stock on September 30, 1998 as reported by The Nasdaq SmallCap Market(TM).

(2) Of such exercisable options, at September 30, 1998 137,230 options were exercisable at $.00016 per share and the remaining 250,000 options were exercisable at $2.50 per share. All unexercisable options had an exercise price of $2.50 per share at September 30, 1998. See Option Grants in Year Ended September 30, 1998 above.

(3) Mr. Goodman was the Company's Chief Operating Officer until October 1998. The options are exercisable at $2.50 per share. See Option Grants in Year Ended September 30, 1998 above.

DIRECTORS' COMPENSATION

         Directors who are not employees of the Company receive $1,000 per meeting of the Board of Directors or a committee thereof as compensation for serving on the Board of Directors or a committee of the Board, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors' meetings. Pursuant to the Company's 1996 Stock Option Plan (the "Plan"), directors who are not 10% stockholders or employees may receive a grant of Common Stock and non-qualified stock options as described under the Plan. In the alternative, at the option of the Company, the Company may grant outside directors fair market value options outside of the Plan.

         On January 9, 1998, the Company granted Mr. Jacobs options to acquire 50,000 shares of Common Stock at an exercise price of $2.125 per share, as adjusted. The term of these options is for five years. These options are fully vested and remain exercisable until the expiration date thereof.

EMPLOYMENT AGREEMENTS

         Effective January 9, 1998, the Company entered into amended and restated employment agreements (the "Agreements") with Randy S. Selman, the Company's Chief Executive Officer, President, acting Chief Financial Officer, and a director, and with Alan Saperstein, the Company's Executive Vice President, Treasurer and a director. The Agreements between the Company and each of Messrs. Selman and Saperstein are substantially similar and superseded in their entirety previous employment agreements between the Company and each of Messrs. Selman and Saperstein. The term of the Agreement is for three years from the effective date of the Agreements and is renewable for successive one year terms unless terminated. The annual salary under each of the Agreements is $137,500, which amount will be increased by 10% each year. Messrs. Selman and Saperstein are also each eligible to receive an annual bonus in cash or stock equal to 2% of the Company's earnings before income tax, depreciation and amortization (EBITDA) on that portion of EBITDA that has increased over the previous year's EBITDA. Additionally, each of Messrs. Selman and Saperstein were granted options (which contain certain anti-dilution provisions) to purchase 375,000 shares of Common Stock at $2.125 per share, as adjusted, vesting 125,000 options on each anniversary date of the effective date of the Agreement. The options, which are exercisable for a period of four years from the vesting date, automatically vest upon the occurrence of certain events, including a change in control of the Company, constructive termination (as defined in the Agreement) of the employee, or the termination of the employee other than for cause.

         The Agreements also provide, among other things, for (i) participation in any profit-sharing or retirement plan and in other employee benefits applicable to employees and executives of the Company, (ii) an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Messrs. Selman and Saperstein, and (iii) benefits in the event of disability and contain certain non-disclosure and non-competition provisions. Additionally, Messrs. Selman and Saperstein may be granted certain bonus incentives by the Company's Board of Directors. Furthermore, the Company has agreed to indemnify each of them for any obligations or guaranties which either of them may have undertaken on behalf of the Company.

         Under the terms of the Agreements, the Company may terminate the employment of Mr. Selman or Mr. Saperstein either with or without cause. If the Agreement is terminated by the Company without good cause, or by Mr. Selman or Mr. Saperstein, as applicable, the Company would be obligated to pay that executive an amount equal to three times that executive's current annual compensation (including base salary and bonus), payable in bi-weekly installments (except in the case of a termination upon a change in control wherein the executive may elect either a lump sum payment, discounted to present market value or payment over a three year period in bi-weekly installments). Additionally, the executive would be entitled to participate in and accrue medical benefits for a period of two years after the date of termination without cause (by the Company) or for good cause (by the executive). To the extent that either Messrs. Selman or Saperstein are terminated for cause, no severance benefits shall be paid.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of May 20, 1999 there are 6,630,019 shares of Common Stock issued and outstanding. The following table sets forth, as of the close of business on May 20, 1999, (a) the name, address and number of shares of each person known by the Company to be the beneficial owner of more than 5% of any class of each the Company's voting securities and (b) the number of shares of each class of voting securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from May 20, 1999 upon exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertibles securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from May 20, 1999 have been exercised. Unless otherwise indicated, the address for each person is 1291 SW 29 Avenue, Pompano Beach, FL 33069.

Name and                            Amount of                    Percentage
Address of                          Beneficial                   of
of Beneficial Owner                 Ownership of Stock           Class
-------------------                 ------------------           -----

Randy S. Selman(1)                    865,849                    11.7%
Alan M. Saperstein(2)                 887,173                    12.0%
Benjamin Swirsky(3)                    50,000                    *
Brian K. Service(4)                   110,938                     1.6%
Eric Jacobs(5)                         13,600                     1.7%
Robert J. Wussler(6)                        0                      n/a
All Officers and
Directors(7)                        2,027,560                    24.2%

--------------
*        represents less than 1%

(1) Includes options to acquire an aggregate of 137,230 shares of Common Stock at an exercise price of $.00016 per share and options to acquire an aggregate of 625,000 shares of Common Stock at an exercise price of $2.125 per share. Excludes options to purchase 250,000 shares of Common Stock at an exercise price of $2.125 per share and options to purchase 450,000 shares of Common Stock at an exercise price of $2.125 per share, all of which have not yet vested.

(2) Includes options to acquire an aggregate of 137,230 shares of Common Stock at an exercise price of $.00016 per share and options to acquire an aggregate of 625,000 shares of Common Stock at an exercise price of $2.125 per share. Excludes options to purchase 250,000 shares of Common Stock at an exercise price of $2.125 per share and options to purchase 450,000 shares of Common Stock at an exercise price of $2.125 per share, all of which have not yet vested.

(3) Includes options to purchase 50,000 shares at $2.125 per share. Excludes options to acquire an aggregate of 100,000 shares of Common Stock at an exercise price of $2.125 per share, of which 50,000 options were granted in August 1997 immediately following the Company's initial public offering and 50,000 options were granted in November 1998, all of which have not yet vested. Mr. Swirsky's address is 350 Fairlawn Avenue, Toronto, Ontario, Canada.

(4) Includes options to purchase 50,000 shares at $2.125 per share and warrants to purchase an additional 25,000 shares at $3.00. Excludes options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $2.125 per share of which 50,000 options were granted in August 1997 immediately following the Company's initial public offering and 50,000 options were granted in November 1998, all of which have not yet vested. Mr. Service's address is 123 Red Hill Circle, Tiburon, CA 94920.

(5) Includes options to acquire an aggregate of 100,000 shares of common stock at an exercise price of $2.125 per share of which 50,000 were granted in January 1998 and 50,000 were granted in November 1998 and excludes options to purchase 25,000 shares of common stock at $2.125 that have not vested.

(6) Mr. Wussler is a nominee to the Board of Directors. His address is 7904 Sandalfoot Drive, Potomac, MD 20854.

(7)      See footnotes (1) through (6) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In February 1997, as a bonus for achieving certain performance goals, the Company granted each of Messrs. Selman and Saperstein, executive officers and directors of the Company, options to acquire 137,230 shares of the Company's common stock at an exercise price of $.00016 per share.

         In August 1998 Mr. Jacobs, a director of both the Company and EDnet, lent EDnet $200,000 under a one year unsecured promissory note bearing interest at 12% per annum. Such funds were used by EDnet for general working capital. As additional consideration for such loan, Mr. Jacobs received a warrant to purchase 50,000 shares of EDnet's common stock at an exercise price of $.20 per share. Such loan was repaid in full by EDnet on January 8, 1999 and the warrants were exercised on April 7, 1999.

         Beginning March 1999, EDnet has paid the Company a management fee in the amount of approximately $4,167 per month. Based upon the services provided by Messrs. Selman and Saperstein, the Company is paying Messrs.
Selman and Saperstein a fee equal to the fee paid to the Company by EDnet.

         The Company has adopted a corporate governance policy which requires the approval of any transaction between the Company and any officer, director or 5% stockholder by a majority of the independent, disinterested directors. In addition, pursuant to the inclusion of its securities on The Nasdaq(TM) SmallCap Market, the Company is subject to compliance with certain corporate governance standards adopted by The Nasdaq(TM) Stock Market, Inc.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the fiscal year ended September 30, 1998 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended September 30, 1998, as well as any written representation from a reporting person that no Form 5 is required, the Company is not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Exchange Act during the fiscal year ended September 30, 1998, other than certain filings by Messrs. Selman, Saperstein, Jacobs and David E. Goodman, the Company's former Chief Operating Officer. As a result of ministerial errors, the Forms 4 related to certain option grants in January 1998 to each of Messrs. Selman, Saperstein and Jacobs were not filed until March 1998. Likewise, as the result of a ministerial error, the Form 3 filing for Mr. Goodman related to the granting of certain options in August 1997 was not filed until December 1997.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF THE DIRECTORS
NOMINEES.

                                   PROPOSAL 2
            PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP
                     AS INDEPENDENT AUDITORS OF THE COMPANY

         Arthur Andersen LLP has been the Company's independent auditors since 1997. On May 7, 1999, the Board of Directors approved the continued appointment of Arthur Andersen LLP for 1999. If the stockholders fail to ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider its selection.

         Audit services of Arthur Andersen LLP during 1998 included the examination of the consolidated financial statements of the Company and services related to filings with the Securities and Exchange Commission.

         The Audit Committee of the Company intends to meet with Arthur Andersen LLP in 1999 on a quarterly or more frequent basis. At such times, the Audit Committee will review the services preformed by Arthur Andersen LLP, as well as the fees charged for such services.

         A representative of Arthur Andersen LLP is expected to be present at the 1999 Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative also is expected to be available to respond to appropriate questions from stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                                   PROPOSAL 3
                       AMENDMENT OF 1996 STOCK OPTION PLAN

         On November 19, 1998 the Board of Directors amended the 1996 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock issuable under the Plan to the Company's employees, directors and advisors from 200,000 shares to 2,500,000 shares, subject to approval by the stockholders at the 1999 Annual Meeting. A copy of the Plan may be obtained from the Corporate Secretary at the Company's offices at 1291 SW 29 Avenue, Pompano Beach, Florida 33069; telephone 954-917-6655.

OVERVIEW

         The stated purpose of the Plan is to increase the employees', advisors, consultants' and non-employee directors' proprietary interest in the Company and to align more closely their interests with the interests of the Company's stockholders, as well as to enable the Company to attract and retain the services of experienced and highly qualified employees and non-employee directors. The Compensation Committee of the Board of Directors (the "Committee") administers the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.

         Options to purchase Common Stock ("Plan Options") may be issued under the Plan. Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant.

         The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan will not be less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee.

         The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan. Officers, directors and key employees of and consultants to the Company and its subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only officers, directors and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.

         All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of the Company but is a member of the Company's Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in the Company's capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan.

         Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on approximately 10 years from the date of the Plan's adoption. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.

         As of June 3, 1999, options for 1,062,450 shares of Common Stock have been granted pursuant to the Plan. Of such amount, 450,000 options are granted to each of Messrs. Selman and Saperstein and 50,000 options are granted to each of Messrs. Swirsky and Service, all of which are subject to stockholder approval of this Proposal 3 increasing the number of shares under the Plan. See Proposal
1. - Executive Compensation. The potential benefit to be received from a Plan Option is dependent on increases in the market price of the Common Stock. The ultimate dollar value of the Plan Options that have been or may be granted under the Plan is not currently ascertainable. On June 3, 1999, the closing price of the Company's Common Stock as reported on The Nasdaq SmallCap Market (TM) was $19.375.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" AMENDMENT OF THE 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER SUCH PLAN FROM 200,000 SHARES TO 2,500,000 SHARES.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 2000 Annual Meeting must be received by the Company no later than February 15, 2000 in order to have them included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2000 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company is provided with notice of such proposal no later than May 1, 2000.

                                  OTHER MATTERS

         Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matter.

                                 ANNUAL REPORTS

         The Company's 1998 Annual Report to Stockholders, which contains selected information from the Company's Annual Report on Form 10-KSB and its consolidated financial statements for the year ended September 30, 1998, accompanies this proxy statement. The Company's Annual Report on Form 10-KSB for the year ended September 30, 1998 will also be made available (without exhibits), free of charge, to interested stockholders upon written or oral request to Investor Relations, Visual Data Corporation, 1291 SW 29 Avenue, Pompano Beach, Florida 33069; telephone 954-917-6655.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Randy S. Selman
                                        -------------------
                                        Randy S. Selman, Chairman, President and
                                        Chief Executive Officer

June 15, 1999

                             VISUAL DATA CORPORATION

                       1999 ANNUAL MEETING OF STOCKHOLDERS

                                  JULY 16, 1999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VISUAL DATA CORPORATION.

         The undersigned hereby appoints Randy S. Selman proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of Common Stock of Visual Data Corporation (the "Company") held of record by the undersigned on May 25, 1999 at the 1999 Annual Meeting of Stockholders to be held in Fort Lauderdale, Florida on Friday, July 16, 1999, at 10 a.m., local time, and at all adjournments thereof, with all powers the undersigned would possess if personally present. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

1.       Election of Directors

         Nominees: Randy S. Selman, Alan M. Saperstein, Benjamin Swirsky, Brian
         K. Service, Eric Jacobs and Robert J. Wussler.

         [ ] FOR all nominees      [ ] WITHHOLD AUTHORITY

         [ ] FOR all nominees,
             except as noted below:


                                                            --------------------
                                                            Nominee exception

2. Proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending September 30, 1999 to serve at the pleasure of the Board of Directors.

         [ ] FOR                    [ ] AGAINST                [ ] ABSTAIN

3. Proposal to amend the 1996 Stock Option Plan to increase the number of shares of Common Stock issuable under such Plan from 200,000 shares to 2,500,000 shares.

         [ ] FOR                    [ ] AGAINST                [ ] ABSTAIN



         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER

DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF 1999 ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH AND HEREBY RATIFIES THAT THE SAID ATTORNEY AND PROXIES MAY DO BY VIRTUE HEREOF.

DATED:_________________
                                              __________________________________
                                              (Signature)


                                              __________________________________
                                              (Signature if jointly held)


                                              __________________________________
                                              (Printed name(s))

Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                      IN THE ENCLOSED ENVELOPE. THANK YOU.